Exhibit 99.1

NEI ANNOUNCES FINANCIAL RESULTS FOR THE SECOND FISCAL QUARTER 2010

Q2 Results Meet or Exceed Guidance as Revenues Continue to Grow

Second Consecutive Quarter with GAAP Net Income

Company Wins Additional Business from Largest Customer

CANTON, Mass., April 29, 2010 — NEI (Nasdaq: NENG), a leading provider of server-based application platforms, appliances, and lifecycle support services for software developers and OEMs worldwide, today reported financial results for its second fiscal quarter, the period ended March 31, 2010.

Second Quarter Financial Performance

•                  Net revenues were $55.0 million, better than the Company’s guidance of $49 to $54 million and an increase of 25 percent compared sequentially to the $43.9 million in the first fiscal quarter and 47 percent compared to the $37.5 million for the second quarter of the prior fiscal year. The increase both sequentially and year-over-year was primarily due to increased volume from NEI’s two largest customers.

•                  Gross profit margin was 11.8 percent of net revenues, within the guidance of 11.0 to 12.5 percent and compared sequentially to 13.7 percent in the first fiscal quarter and compared to 15.4 percent for the second quarter of the prior fiscal year.

•                  Operating expenses were $6.2 million, including $243,000 of stock-based compensation expense and $389,000 of amortization expense, at the low end of guidance of between $6.2 million to $6.7 million. Operating expenses compared to $6.4 million in the year-ago second quarter, which included $301,000 of stock-based compensation expense and $439,000 of amortization expense.

•                  Net income on a GAAP basis was $236,000, or $0.01 per share, which included $282,000 of stock-based compensation expense and $389,000 of amortization expense. The results were better than guidance of a net loss of $(400,000) to net income of $200,000. The net income on a GAAP basis compared to a net loss on a GAAP basis of $(670,000), or $(0.02) per share in the second fiscal quarter last year, which included $341,000 of stock-based compensation expense and $439,000 of amortization expense.

•                  Non-GAAP net income, which excludes stock-based compensation and amortization expenses, was $907,000, or $0.02 per share, better than the guidance of non-GAAP net income of $200,000 to $800,000. The non-GAAP net income compared to non-GAAP net income of $110,000, or $0.00 per share in the second fiscal quarter of 2009.

Greg Shortell, President and Chief Executive Officer of NEI, commented, “The second quarter was encouraging as we met or exceeded all elements of our guidance and generated net income for the second consecutive quarter. We continue to execute on the fundamentals of our business with a focus on growing revenue and controlling expenses and are positioned for improved profitability in the second half of fiscal 2010. A driving factor of our results was our successful integration and transitioning of new business for our largest customer during the quarter, which should be fully ramped by the end of June.”

During the first half of fiscal 2010, NEI added 12 new design wins, compared to 26 design wins in the first half of fiscal 2009. The Company now tracks design wins as only those with new customers, or with entirely disparate divisions within existing customers, representing a change from last year. Applying that same criteria to previous results, the Company had 15 first half design wins last year. Two of the

12 design wins in the first half were run rate customers. EMC comprised 44 percent of total revenues during the quarter, compared to 38 percent in the year ago quarter and Tektronix comprised 25 percent of net revenues during the quarter compared to 9 percent in the year ago quarter.

Mr. Shortell continued, “We continue to aggressively compete for additional design wins as well as to expand our business with existing customers. Subsequent to the quarter, we were successful in receiving an award for an additional piece of business from our largest customer. We anticipate this incremental win could be significant and expect shipments to begin during the fourth quarter of this calendar year.”

Balance Sheet

NEI finished the quarter with $16.1 million in cash and cash equivalents and $46.4 million in working capital. Inventory levels increased to $24 million compared to $13 million as of September 30, 2009, as the Company integrated the new business from its largest customer. Total stockholders’ equity reached $52.6 million.

Business Outlook

NEI currently anticipates the following results for its fiscal third quarter ending June 30, 2010, based on current forecasts from certain customers and historical trends.

•                  Net revenues in the range of $64 million to $69 million.

•                  Gross profit margin in the range of 10.5 percent to 11.5 percent of net revenues.

•                  Operating expenses between $6.1 million and $6.6 million, including an estimated $205,000 of stock-based compensation expense and amortization expense of $389,000.

•                  Net income on a GAAP basis in the range of $400,000 to $1.0 million.

•                  Net income on a non-GAAP basis in the range of $1.0 million to $1.6 million.

“We are again projecting a sequential and year-over-year increase in our revenues and improvements in our operating income as we execute on our plan for fiscal 2010,” stated Doug Bryant, Chief Financial Officer. “We are beginning to demonstrate an ability to generate sustainable net income, due in large parts to our success at managing expenses and leveraging our operating infrastructure. We believe our existing infrastructure and personnel can manage up to $400 million in annual revenue without significant incremental expenditures, and we expect to expand our operating margin as we grow our top line. We believe we are well positioned to achieve an increase in profitability for the second half of fiscal 2010.”

Conference Call Details

In conjunction with this announcement, NEI management will conduct a conference call today at 10 a.m. (ET) to discuss the Company’s operating performance and financial outlook. The conference call will be available live via the internet by accessing the NEI web site at www.nei.com, on the investor relations page. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

To listen to the conference call via phone, please dial 1-877-407-9039 or 1-201-689-8470. For those who cannot access the live broadcast, a replay will be available by dialing 1-877-660-6853 or 1-201-612-7415, entering account number 3055 and entering the passcode “349412” from three hours after the end of the call until 12 p.m. (ET) on May 6, 2010. The replay will also be available at the NEI web site.

Important Information about Non-GAAP References

References by NEI (the “Company”) to non-GAAP net income or loss and non-GAAP per share information refer to net income or loss or per share information excluding stock-based compensation expense and amortization expense. GAAP requires that these expenses and charges be included in determining net income or loss and per share information. The Company’s management uses non-GAAP operating expenses, and associated non-GAAP net income or loss (which is the basis for non-GAAP per share information) to make operational and investment decisions, and the Company believes that they are among several useful measures for an enhanced understanding of its operating results for a number of reasons.

First, although the Company undertakes analyses to ensure that its stock-based compensation grants are in line with peer companies and do not unduly dilute shareholders, the Company allocates grants and measures them at the corporate level. Second, management excludes their financial statement effect when planning or measuring the periodic financial performance of the Company’s functional organizations since they are episodic in nature and unrelated to its core operating metrics. Lastly, we believe that providing non-GAAP per share information affords investors a view of results that may be more easily compared to peer companies and enables investors to consider the Company’s results on both a GAAP and non-GAAP basis in periods when the Company is undertaking non-recurring activities.

The Company believes these non-GAAP measures will aid investors’ overall understanding of the Company’s results by providing a higher degree of transparency for certain expenses, and providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, non-GAAP net income or loss should be construed neither as an alternative to GAAP net income or loss or per share information as an indicator of our operating performance nor as a substitute for cash flow from operations as a measure of liquidity because the items excluded from the non-GAAP measures often have a material impact on the Company’s results of operations. Therefore, management uses, and investors should use, non-GAAP measures only in conjunction with the Company’s reported GAAP results.

About NEI

NEI is a leading provider of server-based application platforms, appliances and lifecycle support services for software developers and OEMs worldwide. Through its comprehensive suite of services that include solution design, integration control, support and other value-added service capabilities, NEI enables customers to more effectively deploy, manage, service and support their solutions. Founded in 1997, NEI is headquartered in Canton, Massachusetts and trades on the NASDAQ exchange under the symbol NENG. For more information about NEI’s products and services, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Company’s future financial performance, including statements regarding future net revenues, gross profits, operating expenses including stock-based compensation expenses, amortization expense, net income, additional run-rate business from existing customers, profitability and any other statements about the Company’s management’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s most recent Annual Report on Form 10-K for the year ended September 30, 2009 and the most recent Form 10-Q for the quarter ended December 31, 2009 under the section “Risk Factors” as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligations to update the information included in this press release.

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NEI

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2010	2009	2010	2009

Net revenues	$55,030	$37,461	$99,082	$74,696
Cost of revenues	48,527	31,693	86,524	63,320

Gross profit	6,503	5,768	12,558	11,376

Operating expenses:
Research and development	1,584	1,653	3,267	3,095
Selling and marketing	2,060	2,024	3,818	4,201
General and administrative	2,199	2,275	4,220	4,350
Amortization of intangible asset	389	439	778	878

Total operating expenses	6,232	6,391	12,083	12,524

Income (loss) from operations	271	(623)	475	(1,148)
Interest and other income (expense), net	(26)	(47)	(8)	12

Income (loss) before income taxes	$245	$(670)	$467	$(1,136)
Provision for income taxes	9	—	33	—

Net income (loss)	$236	$(670)	$434	$(1,136)

Net income (loss) per share - basic	$0.01	$(0.02)	$0.01	$(0.03)
Net income (loss) per share - diluted	$0.01	$(0.02)	$0.01	$(0.03)

Shares used in computing basic net income (loss) per share	42,050	43,177	42,039	43,156
Shares used in computing diluted net income (loss) per share	43,566	43,177	43,199	43,156

The amounts in the table above include employee stock-based compensation as follows (in thousands):

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2010	2009	2010	2009

Cost of revenues	$39	$40	$77	$75
Research and development	43	58	89	142
Selling and marketing	92	77	169	138
General and administrative	108	166	259	325

	$282	$341	$594	$680

NEI

Non-GAAP Financial Measures and Reconciliations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2010	2009	2010	2009

GAAP net income (loss)	$236	$(670)	$434	$(1,136)
Amortization of intangible asset	389	439	778	878
Stock-based compensation	282	341	594	680

Non-GAAP net income	$907	$110	$1,806	$422

GAAP basic net income (loss) per share	$0.01	$(0.02)	$0.01	$(0.03)
Amortization of intangible asset	0.01	0.01	0.02	0.02
Stock-based compensation	0.01	0.01	0.01	0.02

Non-GAAP basic net income per share	$0.02	$0.00	$0.04	$0.01

GAAP diluted net income (loss) per share	$0.01	$(0.02)	$0.01	$(0.03)
Amortization of intangible asset	0.01	0.01	0.02	0.02
Stock-based compensation	0.01	0.01	0.01	0.02

Non-GAAP diluted net income per share	$0.02	$0.00	$0.04	$0.01

Shares used in computing GAAP and non-GAAP basic net income (loss) per share	42,050	43,177	42,039	43,156

Shares used in computing GAAP diluted net income (loss) per share	43,566	43,177	43,199	43,156

Shares used in computing non-GAAP diluted net income per share	43,566	43,187	43,199	43,164

NEI

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	September 30,
	2010	2009
ASSETS

Current assets:

Cash and cash equivalents	$16,138	$21,039
Accounts receivable, net	34,304	27,479
Refundable acquisition consideration	—	3,629
Inventories	23,897	13,078
Prepaid expenses and other current assets	1,467	1,521

Total current assets	75,806	66,746

Property and equipment, net	1,557	1,622
Intangible asset	7,351	8,128
Other assets	230	174

Total assets	$84,944	$76,670

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$21,029	$14,200
Accrued liabilities	4,017	4,150
Deferred revenue	4,393	4,233

Total current liabilities	29,439	22,583

Deferred revenue	2,951	2,517

Total liabilities	32,390	25,100

Stockholders’ equity:
Common stock	473	471
Treasury stock	(5,019)	(4,842)
Additional paid-in capital	197,436	196,711
Accumulated deficit	(140,336)	(140,770)

Total stockholders’ equity	52,554	51,570

Total liabilities and stockholders’ equity	$84,944	$76,670

NEI

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2010	2009	2010	2009

Cash flows from operating activities:
Net income (loss)	$236	$(670)	$434	$(1,136)
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization	624	662	1,241	1,334
Stock-based compensation	282	341	594	680
Other adjustments	(42)	7	(40)	32
Changes in operating assets and liabilities	(5,859)	5,259	(10,256)	8,109

Net cash (used in) provided by operating activities	(4,759)	5,599	(8,027)	9,019

Net cash (used in) provided by investing activities	(285)	(366)	3,221	(544)
Net cash provided by (used in) financing activities	81	(58)	(95)	(143)

Net (decrease) increase in cash and cash equivalents	(4,963)	5,175	(4,901)	8,332
Cash and cash equivalents, beginning of period	21,101	13,160	21,039	10,003

Cash and cash equivalents, end of period	$16,138	$18,335	$16,138	$18,335